Exhibit 99.1

News Announcement

CONTACT:
Saul V. Reibstein	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	JCIR
610/401-2049	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

Conference Call:	February 4, 2016 at 9:00 a.m. ET
Dial-in number:	212/231-2921
Webcast:	www.pngaming.com
Replay information provided below

PENN NATIONAL GAMING REPORTS FOURTH QUARTER REVENUE

OF $734.0 MILLION AND ADJUSTED EBITDA OF $206.2 MILLION

- 2015 Fourth Quarter Adjusted EBITDA Includes $7.9 Million Positive Operating Segment

Variance and $16.8 Million Favorable Property Tax Adjustments Relative to Guidance -

- Establishes 2016 First Quarter and Full Year Guidance -

Wyomissing, PA (February 4, 2016) — Penn National Gaming, Inc. (PENN: Nasdaq) (“Penn National Gaming,” “Penn National,” “Penn,” or the “Company”) today reported operating results for the three and twelve months ended December 31, 2015, as summarized below.

Summary of Fourth Quarter and Full Year Results

	Three Months Ended December 31,			Twelve Months Ended December 31,
(in millions) (unaudited)	2015 Actual	2015 Guidance (2)	2014 Actual	2015 Actual	2015 Guidance (2)	2014 Actual (3)
Net revenues	$734.0	$722.5	$651.4	$2,838.4	$2,826.9	$2,590.5
Adjusted EBITDA (1)	206.2	181.6	171.8	795.7	771.1	709.3

(1)         Adjusted EBITDA is income (loss) from operations, excluding the impact of stock compensation, impairment charges, insurance recoveries and deductible charges, depreciation and amortization, changes in the estimated fair value of contingent purchase price to the previous owners of Plainridge Racecourse and gain or loss on disposal of assets. Adjusted EBITDA is also inclusive of income or loss from unconsolidated affiliates, with our share of the non-operating items added back for our joint venture in Kansas Entertainment, LLC (“Kansas Entertainment” or “Kansas JV”).  Adjusted EBITDA excludes payments pursuant to the Company’s Master Lease (the “Master Lease”) with Gaming and Leisure Properties, Inc. (“GLPI”) which amounted to $109.6 million and $437.0 million for the three and twelve months ended December 31, 2015, respectively, and $107.8 million and $421.4 million for the three and twelve months ended December 31, 2014, respectively.

(2)         The guidance figures in the table above present the guidance Penn National Gaming provided on October 22, 2015 for the three and twelve months ended December 31, 2015.

(3)         Adjusted EBITDA for the twelve months ended December 31, 2014 has been restated to reflect a favorable accrual adjustment of $2.8 million.

Review of Fourth Quarter 2015 Results vs. Guidance

Three Months
Ended
December 31, 2015
(in thousands) (unaudited)
Adjusted EBITDA, per guidance (1)	$181,571

Adjusted EBITDA variances:
Positive operating segment variance	7,863
Cash-settled stock-based awards	2,390
Favorable property tax settlements	16,796
Restatement and severance costs	(2,270)
Other	(191)
Total Adjusted EBITDA variances from guidance	24,588

Adjusted EBITDA, as reported	$206,159

(1)         The guidance figure in the table above presents the guidance Penn National Gaming provided on October 22, 2015 for the three months ended December 31, 2015.

Timothy J. Wilmott, President and Chief Executive Officer of Penn National Gaming, commented, “Penn National’s strong fourth quarter financial results exceeded guidance and wrap up an active and productive 2015, in which we achieved positive operating results for the second straight year following the separation of the Company’s operating and real estate assets. Our progress throughout the year in enhancing operations, profitably growing market share in several key markets, maximizing operating efficiencies, and the continued success of our expansion initiatives position us for further financial growth in fiscal 2016, all as reflected in the full year guidance provided today.

“The fourth quarter results reflect year-over-year improvements in regional gaming trends, the ongoing success of our operating teams in driving improved adjusted EBITDA margins, and continued growth at our Ohio properties, including those recently opened in Mahoning Valley and Dayton, as well as in Toledo and Columbus.  Results also benefited from our 2015 expansion initiatives, including contributions from Plainridge Park Casino, Tropicana Las Vegas and Prairie State Gaming (“PSG”) all of which have significant prospects for continued revenue, margin and adjusted EBITDA growth going forward.

“Overall, fourth quarter adjusted EBITDA exceeded guidance by $24.6 million, inclusive of a $7.9 million positive operating segment variance.  Reflecting Penn’s strong operating leverage and flow through, the 1.6% revenue outperformance drove a 4.3% increase in adjusted EBITDA relative to guidance when excluding the favorable property tax settlements.

“While our West segment margin declined as a result of the inclusion of Tropicana Las Vegas, we saw fourth quarter adjusted EBITDA margin improvements in our East/Midwest and Southern Plains operating segments.  Overall, Penn National’s ongoing execution of strategies to improve operating efficiencies drove consolidated fourth quarter 2015 adjusted EBITDA margin growth of approximately 43 basis points on a year-over-year basis to 26.8%, excluding the favorable property tax settlements and the acquisitions of Tropicana Las Vegas and PSG.

“In Massachusetts, throughout the fourth quarter we continued to refine Plainridge Park’s gaming floor offerings based on customer preferences while further adjusting promotions and advertising, and expanding our Marquee Rewards database to better compete with gaming facilities in neighboring states.  Plainridge Park’s database now exceeds 160,000 customers and the property continues to generate the highest average win per machine across our 22 casino properties.

“In Las Vegas, we are making good progress toward positioning the Tropicana Las Vegas to benefit from the improving Las Vegas economic environment, new attractions and activity on the south end of the Strip, and ultimately our database of nearly three million active regional gaming customers, a significant percentage of which regularly visit Las Vegas.  Consistent with our operations in other markets, we are updating the slot floor, altering game placement and refining the table game mix in preparation for the introduction of the Marquee Rewards customer loyalty program in the second quarter of 2016, while simultaneously executing on opportunities to improve hotel yield and margins at the property. Looking forward, we plan to complement our initial operational improvements with enhanced food and beverage offerings before the end of 2016.  With these changes and the property’s strong room product, which were part of approximately $200 million in improvements completed by the former owners, we believe Tropicana Las Vegas will create shareholder value as we attract new and more profitable customer segments and leverage our Marquee Rewards database.  Longer-term, we will evaluate other potential enhancements at the Tropicana Las Vegas, with the scope, budget and timing of any such improvements to be based upon our operation of the property as well as customer demand for additional amenities.

“Our acquisition of PSG, a leading Illinois video gaming terminal (“VGT”) operator, in the third quarter of 2015 is meeting our return on invested capital expectations and provides a platform for future growth.  As one of Illinois’ largest and most respected VGT route operators, PSG’s operations include more than 1,100 terminals across a network of 270 bars and retail gaming establishments across the state.  During the fourth quarter, we entered into an agreement with Bally Gaming whereby PSG will place popular, next generation VGT product and exclusive new premium game content across its network of bars and retail gaming establishments.  We believe PSG offers Penn National a solid platform for growth in the Illinois VGT market and a foundation for expansion in other states where this form of gaming is now being evaluated and could be authorized in the future.

“Finally, our anticipated mid-2016 opening of the $390 million Hollywood Casino Jamul-San Diego, for which we are acting as developer, manager and lender, is approaching.  The three-story gaming and entertainment facility, with the region’s most convenient access to the local population, will include more than 1,700 slot machines, 43 live table games, an upscale lounge featuring national and regional entertainment, a beer garden, a four-venue food court, and an eight-story partially subterranean parking garage with over 1,800 parking spaces. We recently announced a broad range of dining amenities for the property including the first ever Tony Gwynn’s Sports Pub.  While we continue to explore the refinancing of the Jamul Indian Village note, we remain confident in the overall economics of this project, which will allow tribal members to become financially self-sufficient while improving their education, healthcare and housing.

“Penn National’s solid 2015 results and future prospects, as well as our disciplined operating approach, position us well for continued adjusted EBITDA growth in 2016 and beyond.”

Development and Expansion Projects

The table below summarizes Penn National Gaming’s ongoing and recently completed development projects:

Project/Scope	New Gaming Positions	Planned Total Budget		Amount Expended through December 31, 2015		Expected Opening Date
		(in millions) (unaudited)

Jamul Indian Village project (CA) - Construction continues at the site for this new Hollywood Casino branded gaming operation which Penn will manage. The facility is anticipated to feature over 1,700 slot machines, 43 live table games including poker, multiple restaurants, bars and lounges.	1,958	$390	(1)	$158.1	(1)	Mid-2016

(1) As disclosed previously, funds advanced for this project are accounted for as a loan.  The budget and expended amounts exclude the purchase of a subordinated promissory note from the previous developer of the project during the fourth quarter of 2015.

Financial Guidance

Reflecting the current operating and competitive environment, the table below sets forth 2016 first quarter and full year guidance targets for financial results based on the following assumptions:

•                  Includes Tropicana Las Vegas (West segment) and Prairie State Gaming (Southern Plains segment) operations;

•                  MGM National Harbor opens in the fourth quarter of 2016 impacting Hollywood Casino at Charlestown Races;

•                  Does not include professional fees and other costs to be incurred in connection with the pending  restatement of our financial statements;

•                  A full year contribution from the Company’s management contract for Casino Rama;

•                  Full year corporate overhead expenses of $82.5 million, with $21.1 million to be incurred in the first quarter of 2016;

•                  Depreciation and amortization charges in 2016 of $265.9 million, with $66.3 million in the first quarter of 2016, which includes depreciation expense related to real property leased from GLPI;

•                  Interest expense in 2016 of $465.5 million, with $115.5 million in the first quarter of 2016, which includes additional interest expense related to the Master Lease financing obligation with GLPI;

•                  Interest expense includes the impact of the $5.0 million rent escalation that was incurred in year two of the Master Lease but excludes any additional rent escalation at the conclusion of year three of the Master Lease;

•                  Non-cash accrued interest income on the loan to the Jamul Tribe of $12.1 million, with $4.9 million in the first quarter of 2016;

•                  Our share of non-operating items (such as depreciation and amortization expense) associated with our Kansas JV will total $10.2 million for 2016, with $2.6 million to be incurred in the first quarter of 2016;

•                  Estimated non-cash stock compensation expenses of $8.2 million for 2016, with $2.0 million to be incurred in the first quarter of 2016;

•                  LIBOR is based on the forward yield curve;

•                  A diluted share count of approximately 92.2 million shares for the full year 2016; and

•                  There will be no material changes in applicable legislation, regulatory environment, world events, weather, recent consumer trends, economic conditions, oil prices, competitive landscape (other than listed above) or other circumstances beyond our control that may adversely affect the Company’s results of operations.

	Three Months Ending March 31,		Full Year Ending December 31,
(in millions), (unaudited)	2016 Guidance	2015 Actual	2016 Guidance	2015 Actual
Net revenues	$756.9	$664.1	$3,053.9	$2,838.4
Adjusted EBITDA	203.1	184.2	841.2	795.7

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Segment Information — Operations

(in thousands) (unaudited)

	NET REVENUES		ADJUSTED EBITDA
	Three Months Ended December 31,		Three Months Ended December 31,
	2015	2014	2015	2014
East/Midwest (1)	$428,320	$385,070	$129,040	$112,819
West (2)	88,855	62,831	17,319	16,455
Southern Plains (3)	211,807	198,656	81,370	63,467
Other (4)	4,985	4,804	(21,570)	(20,873)
Total	$733,967	$651,361	$206,159	$171,868

	NET REVENUES		ADJUSTED EBITDA
	Twelve Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014 (Restated)
East/Midwest (1)	$1,682,440	$1,467,380	$508,430	$439,934
West (2)	285,933	241,410	68,478	65,970
Southern Plains (3)	849,049	857,447	299,858	276,376
Other (4)	20,936	24,290	(81,075)	(72,943)
Total	$2,838,358	$2,590,527	$795,691	$709,337

(1)         The East/Midwest reportable segment consists of the following properties: Hollywood Casino at Charles Town Races, Hollywood Casino Bangor, Hollywood Casino at Penn National Race Course, Hollywood Casino Lawrenceburg, Hollywood Casino Toledo, Hollywood Casino Columbus, Hollywood Gaming at Dayton Raceway, which opened on August 28, 2014, Hollywood Gaming at Mahoning Valley Race Course, which opened on September 17, 2014, and Plainridge Park Casino, which opened on June 24, 2015.  It also includes the Company’s Casino Rama management service contract. Our East/Midwest segment results for the twelve months ended December 31, 2015 included preopening costs of $9.2 million, whereas results for the three and twelve months ended December 31, 2014 included preopening charges of $1.7 million and $10.2 million, respectively. Results for the three and twelve months ended December 31, 2015 also included favorable property tax accrual adjustments of approximately $1.4 million and $3.4 million, respectively. While the Company is in the process of completing its 2015 impairment analysis, Adjusted EBITDA for the three and twelve months ended December 31, 2015 exclude $40.0 million of impairment charges related to the write-off of our Plainridge Park Casino gaming license and a partial write-down of the gaming license at Hollywood Gaming at Dayton Raceway due to a reduction in the long term earnings forecast at both of these locations compared to the prior year’s analysis.  In addition, Adjusted EBITDA for the twelve months ended December 31, 2014 has been restated to reflect a favorable accrual adjustment of $2.8 million.

(2)         The West reportable segment consists of the following properties: Zia Park Casino, the M Resort, and Tropicana Las Vegas, which was acquired on August 25, 2015, as well as the Jamul Indian Village project, which the Company anticipates completing in mid-2016.

(3)         The Southern Plains reportable segment consists of the following properties: Hollywood Casino Aurora, Hollywood Casino Joliet, Argosy Casino Alton, Argosy Casino Riverside, Hollywood Casino Tunica, Hollywood Casino Gulf Coast, Boomtown Biloxi, Hollywood Casino St. Louis and Prairie State Gaming, which the Company acquired on September 1, 2015, and includes the Company’s 50% investment in Kansas Entertainment, which owns the Hollywood Casino at Kansas Speedway. On July 30, 2014, the Company closed Argosy Casino Sioux City. Results for the three and twelve months ended December 31, 2015 included favorable property tax settlements of approximately $15.4 million.

(4)         The Other category consists of the Company’s standalone racing operations, namely Rosecroft Raceway, Sanford-Orlando Kennel Club, and the Company’s joint venture interests in Sam Houston Race Park, Valley Race Park, and Freehold Raceway.  If the Company is successful in obtaining gaming operations at these locations, they would be assigned to one of the Company’s regional executives and reported in their respective reportable segment.  The Other category also includes Penn Interactive Ventures, the Company’s interactive division which represents Penn’s social online gaming initiatives.

The Other category also includes the Company’s corporate overhead costs, which were $21.1 million and $82.1 million for the three and twelve months ended December 31, 2015, respectively, as compared to corporate overhead costs of $19.6 million and $69.4 million for the three and twelve months ended December 31, 2014, respectively.  Corporate overhead costs increased by $1.5 million and $12.7 million for the three and twelve months ended December 31, 2015, respectively, as compared to the corresponding period in the prior year, primarily due to higher cash-settled stock-based compensation of $2.8 million and $13.3 million due to stock price increases for Penn and GLPI common stock, restatement costs of $1.4 million for the three and twelve months ended December 31, 2015, higher bonus expense of $1.7 million and $4.9 million due to better overall company performance against its budget, and higher severance expenses of $0.5 million and $1.2 million, all of which were partially offset by lower lobbying expenses of $4.1 million and $7.2 million due to the Massachusetts campaign in 2014, and lower spin-off transaction and development costs. The twelve months ended December 31, 2015 compared to the corresponding period in the prior year were also impacted by lower transition service fee payments of $1.2 million due to fewer departments supporting GLPI in 2015, with the final transition services provided in October 2015.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Supplemental information

(in thousands) (unaudited)

	December 31, 2015	December 31, 2014

Cash and cash equivalents	$237,009	$208,673

Bank Debt	$1,238,298	$785,683
Notes	296,252	295,610
Other long term obligations (1)	150,719	154,388
Total Debt (2) (3)	$1,685,269	$1,235,681

Financing obligation with GLPI (4)	$3,564,628	$3,611,513

(1)         Other long term obligations at December 31, 2015 include $131.7 million for the present value of the relocation fees due for both Hollywood Gaming at Dayton Raceway and Hollywood Gaming at Mahoning Valley Race Course, $15.3 million related to our repayment obligation on a hotel and event center located near Hollywood Casino Lawrenceburg, and $3.7 million related to capital lease obligations which were primarily attributable to our acquisition of Tropicana Las Vegas.

(2)         Although our joint venture in Kansas Entertainment is accounted for as an equity method investment and is not consolidated, this joint venture had no debt outstanding at December 31, 2015 or December 31, 2014.  Total debt excludes the estimated fair value of contingent purchase price that is payable over ten years to the previous owners of Plainridge Racecourse which totaled $13.8 million at December 31, 2015 compared with $19.2 million at December 31, 2014.

(3)         In accordance with new accounting guidance issued and early adopted by the Company in the first quarter of 2015, debt issuance costs are now classified as a direct reduction to our debt balances rather than in other assets.  Debt issuance costs were $24.3 million and $25.2 million at December 31, 2015 and December 31, 2014, respectively.  The prior period amounts were reclassified to reflect this change.

(4)         The financing obligation is calculated based on the present value of the future minimum lease payments over the lease term of 35 years, which includes all renewal options since they were reasonably assured of being exercised at lease inception.

Penn’s definition of adjusted EBITDA includes our share of the impact of non-operating items (such as depreciation and amortization) at our joint ventures that have gaming operations. At this time, Kansas Entertainment, the operator of Hollywood Casino at Kansas Speedway, is Penn’s only joint venture that meets this definition.  Kansas Entertainment does not currently have, nor has it ever had, any indebtedness. We have presented the cash flow distributions we have received from this investment for the three and twelve months ended December 31, 2015 and 2014.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014

Cash Flow distributions	$5,100	$5,500	$27,150	$23,000

Restatement

As previously disclosed, the Company will restate its financial statements filed since the spin-off (the “Spin-off”) of its real estate assets to GLPI on November 1, 2013 (the “Restatement”).  We expect to submit the restated filings by no later than February 29, 2016, and to file the Company’s 2015 Annual Report on Form 10-K by March 15, 2016.

On November 13, 2015, the Company disclosed that it received a notice from The Nasdaq Stock Market (“NASDAQ”) that it is not in compliance with NASDAQ Listing Rule 5250(c)(1) because the Company did not file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 in a timely manner. We submitted a plan to regain compliance with NASDAQ listing requirements, which extended compliance for an additional 180 days through May 9, 2016. Further, the Company obtained a waiver from its lenders under its Senior Secured Credit Facility through March 15, 2016 to file its restated filings.

The Restatement arose from the Company’s continuing involvement in the Master Lease with GLPI which resulted in a failed sale leaseback that caused us to account for the transaction as a financing obligation rather than the original operating lease treatment. The Company also currently expects to make adjustments to reduce in the aggregate its previously recorded 2014 and 2013 goodwill and intangible asset impairment charges to report the $150 million of fees paid to relocate its Ohio racetracks as an indefinite lived intangible asset as opposed to a depreciating asset; to record a full valuation allowance on its deferred tax assets; and, to reclassify the $240.2 million of cash contributed to GLPI in connection with the Spin-Off from Investing Activities to Financing Activities in our 2013 Consolidated Statement of Cash Flows as well as certain other items that were not individually material to the Consolidated Financial Statements.  We will also record a charge of approximately $10.7 million in our 2013 Consolidated Statement of Operations in connection with exchange agreement entered into prior to the Spin-Off between the Company, Peter M. Carlino and a trust for the benefit of his children. Finally, the results of Hollywood Casino Perryville and Hollywood Casino Baton Rouge that were contributed to GLPI on November 1, 2013 in connection with the Spin-Off will be accounted for as discontinued operations.

The Company anticipates that as a result of the failed sale leaseback it will no longer report rent expense on its Consolidated Statement of Operations, but will now report additional interest expense associated with the GLPI financing obligation of approximately $390 million, $379 million and $62 million for the years ended December 31, 2015, 2014, and 2013, respectively.  Additionally, the Company anticipates recording additional depreciation expense associated with the leased assets from GLPI of approximately $92 million, $90 million and $15 million for the years ended December 31, 2015, 2014 and 2013, respectively.

The Company’s cash flows for all prior and future periods are not affected by any of the above-noted changes in accounting, nor will its current tax treatment with respect to the Spin-off transaction. In addition, the adjustments in the Restatement will have no impact on the following indicators of the Company’s performance:

•                  the Company’s cash position;

•                  the Company’s leverage ratios under its senior credit facility and other debt instruments (as the terms of those obligations require the Master Lease to be treated as an operating lease regardless of the treatment required under GAAP;

•                  the Company’s revenues from continuing operations; or

•                  the Company’s rental payments or other obligations under the Master Lease.

Diluted Share Count Methodology

In connection with the spin-off, Penn National Gaming completed its exchange and repurchase transaction with an affiliate of Fortress Investment Group, LLC (“Fortress”) on October 11, 2013, which resulted in the repurchase of $627 million of its Series B Preferred Stock and the issuance of 8,624 shares of Series C Preferred Stock, which is equivalent to 8,624,000 common shares upon sale by Fortress to a third party.

Reconciliation of GAAP to Non-GAAP Measures

Adjusted EBITDA is used by management as the primary measure of the Company’s operating performance. We define adjusted EBITDA as earnings before interest, taxes, stock compensation, debt extinguishment charges, impairment charges, insurance recoveries and deductible charges, depreciation and amortization, changes in the estimated fair value of contingent purchase price to the previous owners of Plainridge Racecourse, gain or loss on disposal of assets, and other income or expenses. Adjusted EBITDA is also inclusive of income or loss from unconsolidated affiliates, with our share of non-operating items (such as depreciation and amortization) added back for our joint venture in Kansas Entertainment. Adjusted EBITDA excludes rent payments associated with our Master Lease agreement with GLPI. Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of our business, and is especially relevant in evaluating large, long-lived casino projects because they provide a perspective on the current effects of operating decisions separated from the substantial non-operational depreciation charges and financing costs of such projects. We also present adjusted EBITDA because it is used by some investors and creditors as an indicator of the strength and performance of ongoing business operations, including our ability to service debt, fund capital expenditures, acquisitions and operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value companies within our industry. In addition, gaming companies have historically reported adjusted EBITDA as a supplement to financial measures in accordance with GAAP. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including us, have historically excluded from their adjusted EBITDA calculations certain corporate expenses that do not relate to the management of specific casino properties. However, adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP. Adjusted EBITDA information is presented as a supplemental disclosure, as management believes that it is a widely used measure of performance in the gaming industry, is the principal basis for the valuation of gaming companies, and that it is considered by many to be a better indicator of the Company’s operating results than net income (loss) per GAAP. Management uses adjusted EBITDA as the primary measures of the operating performance of its segments, including the evaluation of operating personnel. Adjusted EBITDA should not be construed as alternatives to operating income, as indicators of the Company’s operating performance, as alternatives to cash flows from operating activities, as measures of liquidity, or as any other measures of performance determined in accordance with GAAP. The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in adjusted EBITDA. It should also be noted that other gaming companies that report adjusted EBITDA information may calculate adjusted EBITDA in a different manner than the Company and therefore, comparability may be limited.

Conference Call, Webcast and Replay Details

Penn National Gaming is hosting a conference call and simultaneous webcast at 9:00 am ET today, both of which are open to the general public.  The conference call number is 212/231-2921. Please call five minutes in advance to ensure that you are connected prior to the presentation.  Questions will be reserved for call-in analysts and investors.  Interested parties may also access the live call on the Internet at www.pngaming.com.  Please allow 15 minutes to register and download and install any necessary software.  A replay of the call can be accessed for thirty days on the Internet at www.pngaming.com.

This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com, in the “Investors” section (select link for “Press Releases”).

About Penn National Gaming

Penn National Gaming owns, operates or has ownership interests in gaming and racing facilities and video gaming terminal operations with a focus on slot machine entertainment.  At December 31, 2015, the Company operated twenty-seven facilities in seventeen jurisdictions, including Florida, Illinois, Indiana, Kansas, Maine, Massachusetts, Maryland, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia, and Ontario.  At December 31, 2015, in aggregate, Penn National Gaming operated approximately 33,400 gaming machines, 800 table games and 4,600 hotel rooms.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by the use of forward looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “seeks,” “may,” “will,” “should” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties, including future plans, strategies, performance, developments, acquisitions, capital expenditures, and operating results.  Actual results may vary materially from expectations.  Although the Company believes that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business, there can be no assurance that actual results will not differ materially from our expectations.  Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: our ability to obtain timely regulatory approvals required to own, develop and/or operate our facilities, or other delays or impediments to completing our planned acquisitions or projects, our ability to secure federal, state and local permits and approvals necessary for our construction projects; construction factors, including delays, unexpected remediation costs, local opposition, organized labor, and increased cost of labor and materials; the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which we do or seek to do business (such as a smoking ban at any of our facilities); the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; the activities of our competitors and the rapid emergence of new competitors (traditional, internet, sweepstakes based and taverns); increases in the effective rate of taxation at any of our properties or at the corporate level; our ability to identify attractive acquisition and development opportunities (especially in new business lines) and to agree to terms with, and maintain good relationships with partners/municipalities for such transactions; the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from, such opportunities; our ability to maintain market share in established markets and ramp up operations at our recently opened facilities; our expectations for the continued availability and cost of capital; the outcome of pending legal proceedings, for example, the ongoing appeal by the Ohio Roundtable addressing the legality of video lottery terminals in Ohio; changes in accounting standards; the impact of weather; with regard to the Restatement, risks relating to the final impact of the Restatement on the Company’s financial statements, the impact of the Restatement on the Company’s evaluation of the effectiveness of its internal control over financial reporting, delays in the preparation of the financial statements, the risk that additional information will come to light during the course of the preparation of restated financial statements that alters the scope or magnitude of the Restatement, potential investigations, litigation or other proceedings by governmental authorities, stockholders or other parties, the risk that the Company will be unable to file its financial statements in accordance with the timeline proposed in this press release, which could give rise to a default under the Company’s senior secured credit facility or under its note indenture or have other detrimental consequences; the ability of the Company to generate sufficient future taxable income to realize its deferred tax assets; risks relating to our liquidity and ability to raise capital and risks related to the impact on the Restatement on the Company’s reputation, development projects, joint ventures and other commercial contracts; with respect to the proposed Jamul project near San Diego, California, particular risks associated with financing a project of this type, sovereign immunity, local opposition (including several pending lawsuits), and building a complex project on a relatively small parcel; with respect to our Massachusetts project, the ultimate location and timing of the other gaming facilities in the state; with respect to our social and other interactive gaming endeavors, risks related to ultimate profitability, cyber-security, data privacy, intellectual property and legal and regulatory challenges; with respect to PSG, risks relating to our ability to successfully compete in the VGT market, our ability to retain existing customers and secure new customers, risks relating to municipal authorization of VGT operations and the implementation and the ultimate success of the products and services being offered; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the United States Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.

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